Exhibit (a)(1)(viii)

IMMEDIATE ATTENTION REQUIRED

May 1, 2020

Re:	Exchange Offer for Shares of Ecolab Inc. – RESPONSE DUE MAY 27, 2020, 4 PM, EASTERN TIME

Dear Plan Participant:

You are receiving this letter because our records reflect that, as a participant in the Ecolab Savings Plan and ESOP For Traditional Benefit Employees or the Ecolab Savings Plan and ESOP (individually, a “Plan” and collectively the “Plans”), all or a portion of your individual account was invested in the Ecolab Stock Fund (the “Stock Fund”) as of April 24, 2020.

Ecolab Inc. (“Ecolab”) is offering to exchange all shares of ChampionX Holding Inc. (“ChampionX”) common stock (“ChampionX Shares”) owned by Ecolab for outstanding shares of common stock of Ecolab (“Ecolab Shares” or “Shares”) that are validly tendered and not properly withdrawn (the “Offer”). Following the consummation of the Offer, Athena Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Apergy Corporation (“Apergy”), will be merged with and into ChampionX, whereby the separate corporate existence of Merger Sub will cease and ChampionX will continue as the surviving corporation and a wholly owned subsidiary of Apergy (the “Merger”). In the Merger, each outstanding ChampionX Share (except for ChampionX Shares held by ChampionX, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive one duly authorized, validly issued, fully paid and nonassessable share of common stock of Apergy (“Apergy Stock”). The terms and conditions of this Offer are described in the enclosed Prospectus dated May 1, 2020 (the “Prospectus”), which is being provided to all Ecolab stockholders. This letter provides important information about your rights under the Plans in connection with the Offer.

As described in the Prospectus, the Offer allows Ecolab stockholders the opportunity to exchange Ecolab Shares for ChampionX Shares. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Prospectus enclosed with this letter.

If the Offer is consummated but is not fully subscribed, Ecolab will distribute the remaining ChampionX Shares owned by Ecolab on a pro rata basis to Ecolab stockholders whose Ecolab Shares remain outstanding after consummation of the Offer (the “clean-up spin-off”). Any Ecolab stockholder who validly tenders (and does not properly withdraw) Ecolab Shares that are accepted for exchange in the Offer will, with respect to such shares, waive their rights to receive, and forfeit any rights to, ChampionX Shares distributed in the clean-up spin-off. If the Offer is terminated by Ecolab without the exchange of shares (but the conditions to consummation of the Transactions (as defined in the Prospectus) have otherwise been satisfied), Ecolab intends to distribute all ChampionX Shares owned by Ecolab on a pro rata basis to Ecolab stockholders in a spin-off. If certain conditions to consummate the Offer described in the Prospectus are not met, Ecolab may (1) terminate the Offer and promptly return all tendered Ecolab Shares to tendering stockholders, (2) extend the Offer and, subject to the withdrawal rights described in the Prospectus, retain all tendered shares of Ecolab common stock until the Offer, as so extended, expires, (3) amend the terms of the Offer or (4) waive or amend any unsatisfied condition and, subject to any requirement to extend the period of time during which the Offer is open, complete the Offer.

Enclosed please find a copy of the Prospectus and a Trustee Direction Form that require your immediate attention. As described below, you have the right to instruct Fidelity Management Trust Company (“Fidelity”), as trustee of the Plans, whether or not to exchange Ecolab Shares attributable to your investment in the Stock Fund option under the respective Plan.

In order to participate in the exchange offer described in the Prospectus and briefly summarized in this letter, you will need to complete the enclosed Trustee Direction Form and return it to Broadridge Corporate Issuer Solutions, Inc., Fidelity’s tabulation agent (the “Tabulation Agent”) in the return envelope provided so that it is RECEIVED by 4:00 p.m., Eastern time, on May 27, 2020, unless the Offer is extended (the “Due Date”).

Please note, the Due Date of May 27, 2020 is earlier than the last day of the exchange offer period provided for in the Prospectus in order to allow sufficient time for tabulation of your instructions and tendering of the Plans’ shares. If the Offer is extended and if administratively feasible, the deadline for receipt of your direction will be 4:00 p.m., Eastern time, on the fourth business day prior to the expiration of the Offer, as extended. Please complete and return the enclosed Trustee Direction Form even if you decide not to participate in the Offer described herein. NO FACSIMILE TRANSMITTALS OF THE TRUSTEE DIRECTION FORM WILL BE ACCEPTED. As described in greater detail elsewhere in this letter, you may also utilize the Internet to provide your directions, and if you choose to participate in the Offer, we recommend submitting your directions in this way to ensure timely receipt by the Due Date.

The calculation described in the Prospectus (including, if applicable, the application of the upper limit described therein) will determine the final number of ChampionX Shares to be exchanged for each Ecolab Share through the Offer. Ecolab intends to maintain or cause to be maintained a website at www.championxexchangeoffer.com that will provide the daily volume-weighted average price of both Ecolab Shares and Apergy Stock and indicative exchange ratios for the Offer. Please note, the final exchange ratio will not be known until after the Due Date of May 27, 2020. Therefore, you will not know the final exchange ratio when you make your decision whether or not to participate in the Offer.

The remainder of this letter summarizes the transaction, your rights under the Plans and the procedures for directing Fidelity regarding the Offer.

THIS LETTER ATTEMPTS TO BRIEFLY SUMMARIZE THE TERMS OF THE OFFER AND IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE OFFER, WHICH ARE SET FORTH IN THE PROSPECTUS. YOU SHOULD READ THE PROSPECTUS, INCLUDING THE RISK FACTORS, BEFORE DECIDING WHETHER TO TENDER SOME, ALL OR NONE OF THE ECOLAB SHARES ATTRIBUTABLE TO YOUR INDIVIDUAL ACCOUNT UNDER THE RESPECTIVE PLAN.

BACKGROUND

Ecolab is offering to exchange all ChampionX Shares that are owned by Ecolab for Ecolab Shares that are validly tendered and not properly withdrawn upon the terms and subject to the conditions set forth in the Prospectus. Following the consummation of the Offer, in the Merger, Merger Sub will be merged with and into ChampionX, whereby the separate corporate existence of Merger Sub will cease and ChampionX will continue as the surviving corporation and a wholly owned subsidiary of Apergy. In the Merger, each outstanding ChampionX Share (except for ChampionX Shares held by ChampionX, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Apergy Stock equal to the Merger Exchange Ratio (as defined in the Prospectus). ChampionX will authorize the issuance of a number of ChampionX Shares such that the total number of ChampionX Shares outstanding immediately prior to the consummation of the Offer will be that number that results in the Merger Exchange Ratio equaling one. As of April 17, 2020 the Plans held approximately 4,564,859 Ecolab Shares. Only Fidelity, as trustee of the Plans, can submit these Ecolab Shares for exchange in the Offer. Nonetheless, as a participant under the Plans, you have the right to direct Fidelity whether or not to submit for exchange some or all of the Ecolab Shares attributable to your individual account in the Plans. Unless otherwise required by law, Fidelity will submit for exchange in the Offer Ecolab Shares attributable to participant accounts in accordance with participant instructions, and Fidelity will not submit for exchange in the Offer Ecolab Shares attributable to participant accounts for which it does not receive timely or complete instructions. If you do not complete and return the enclosed Trustee Direction Form (or do not provide directions via the Internet) on a timely basis, you will be deemed to have elected not to participate in the Offer and no Ecolab Shares attributable to your Plan account will be submitted for exchange in the Offer.

Fidelity makes no recommendation regarding the Offer. EACH PARTICIPANT MUST DECIDE WHETHER OR NOT TO OFFER TO EXCHANGE ECOLAB SHARES.

CONFIDENTIALITY

To assure the confidentiality of your decision, Fidelity and its respective affiliates or agents will tabulate participant directions. None of Fidelity or its respective affiliates or agents will make the results of your individual direction available to Ecolab or Apergy.

PROCEDURE FOR DIRECTING TRUSTEE

Enclosed is a Trustee Direction Form, which may be completed and returned to the Tabulation Agent. Please note that the Trustee Direction Form indicates the number of Ecolab Shares attributable to your individual account as of April 24, 2020. However, for purposes of the final tabulation, your instructions will be applied to the number of Ecolab Shares attributable to your account as of May 28, 2020, the business day after the Due Date of May 27, 2020, or as of a later date, if feasible, if the Offer is extended. If you are a participant in more than one of the Plans you will receive a packet for each Plan in which you are a participant. Each packet will include a Trustee Direction Form that can be used to direct the trustee only for the Plan to which the Trustee Direction Form relates. Therefore, in order to make an election across all of the Plans in which you are a participant, you must return a Trustee Direction Form for each of those Plans. If you need assistance determining which Plan a Trustee Detection Form relates to, you may call Fidelity at 1-800-835-5091.

If you do not properly complete and return the Trustee Direction Form (or do not respond via the Internet) by the deadline specified, subject to any extensions of the Offer, Ecolab Shares attributable to your account will be considered uninstructed and will not be submitted for exchange in the Offer.

To properly complete your Trustee Direction Form, you must do the following:

(1)	On the face of the Trustee Direction Form, check Box 1, 2 or 3. CHECK ONLY ONE BOX:

•	CHECK BOX 1 if you want ALL of the Ecolab Shares attributable to your individual account offered for exchange in accordance with the terms of the Offer.

•

CHECK BOX 2 if you do not want any of the Ecolab Shares attributable to your individual account offered for exchange in accordance with the terms of the Offer and simply want the Plan to continue holding such Ecolab Shares.

•

CHECK BOX 3 if you want to offer for exchange a portion of the Ecolab Shares attributable to your individual account. Specify the percentage (in whole numbers) of Ecolab Shares attributable to your individual account that you want to submit for exchange in accordance with the terms of this Offer. If you specify a percentage less than 100%, you will be deemed to have instructed the trustee NOT to submit for exchange the balance of the Ecolab Shares attributable to your individual account under the respective Plan.

(2)	Date and sign the Trustee Direction Form in the space provided.

(3)

Return the Trustee Direction Form in the enclosed return envelope so that it is RECEIVED by the Tabulation Agent not later than 4:00 p.m., Eastern time, on the Due Date of May 27, 2020. If the Offer is extended, the deadline for receipt of your Trustee Direction Form will be 4:00 pm, Eastern time, on the fourth business day prior to the expiration of the Offer, as extended, if administratively feasible. If you wish to return the form by overnight mail, please send it to Broadridge Financial Services, the Tabulation Agent at the overnight address identified on the Trustee Direction Form.

You may also use the Internet to provide directions to the trustee. If you wish to use the Internet to provide your directions to the trustee, please go to www.proxyvote.com/tender. You will be asked to enter the 16-digit control number from your Trustee Direction Form into the box directly under “Enter Control Number” and click on the Submit button. You will then be able to provide your direction to the trustee on the following screen. Fill in the blank box provided with the percentage of Ecolab Shares attributable to your account you wish to direct Fidelity to tender on your behalf. You may choose to elect less than 100%; in such event you will be deemed to have instructed Fidelity NOT to offer for exchange the balance of the Ecolab Shares attributable to your individual account under the Plan. Please note that you are not allowed to elect more than 100%; you will get an error message if you do so and be asked to make a new election. The website will be available 24 hours per day through 4:00 p.m., Eastern time on the Due Date of May 27, 2020 (or, if the Offer is extended, through 4:00 p.m., Eastern time, on the fourth business day prior to the expiration of the Offer, as extended, if administratively feasible).

Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., Eastern time, on the Due Date of May 27, 2020. If the Offer is extended, the deadline for receipt of your notice of withdrawal will be 4:00 p.m. Eastern time on the fourth business day prior to the expiration of the Offer, as extended, if feasible. In order to make an effective withdrawal, you must submit a new Trustee Direction Form, which may be obtained by calling Fidelity at 1-800-835-5091, or submit new directions via the Internet as described above. Upon receipt of a new, completed, signed and dated Trustee Direction Form, or new directions via the Internet, your previous direction will be deemed cancelled. Please note that the last timely, properly completed Trustee Direction Form or Internet direction the trustee or Tabulation Agent receives from a participant will be followed.

As described in the Prospectus, Ecolab has the right to extend the Offer. In the event of an announced extension, you may call Fidelity at 1-800-835-5091 to obtain information on any new Plan participant direction deadline.

After the deadline for providing directions to the trustee, Fidelity and its affiliates or agents will complete the tabulation of all participant directions and Fidelity, as trustee, will submit for exchange the appropriate number of Ecolab Shares on behalf of the Plans. Subject to the satisfaction of the conditions described in the Prospectus and the proration provisions of the Offer, Ecolab will exchange all Ecolab Shares that are properly offered for exchange through the Offer. If there is an excess of Ecolab Shares offered for exchange by Ecolab stockholders, such Ecolab Shares may be subject to proration, as described in the Prospectus. Any Ecolab Shares attributable to your account that are not exchanged in the Offer will remain allocated to your individual account under the Plan. Please note that the Odd Lot provisions of the Offer described in the Prospectus are not applicable to Plan participants.

As described in the Prospectus, if the Offer is consummated but is not fully subscribed, Ecolab will distribute the remaining ChampionX Shares owned by Ecolab on a pro rata basis to Ecolab stockholders whose Ecolab Shares remain outstanding after consummation of the Offer. These ChampionX Shares would then be converted into shares of Apergy Stock in the Merger. In that case, even if you were to elect to not participate in this Offer, following the closing of the Merger, it is possible your individual account under the Plans may be credited with shares of Apergy Stock or units in an Apergy stock fund. If Apergy Stock will be distributed to the Plans in this fashion, more information will be provided to you.

INDIVIDUAL PARTICIPANTS IN THE PLANS WILL NOT RECEIVE ANY PORTION OF THE OFFER PROCEEDS DIRECTLY. ALL PROCEEDS WILL BE CREDITED TO PARTICIPANTS’ ACCOUNTS AS DESCRIBED BELOW AND MAY BE DISTRIBUTED ONLY IN ACCORDANCE WITH THE TERMS OF THE PLANS.

LIMITATIONS ON FOLLOWING YOUR DIRECTION

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits the sale of Ecolab Shares for less than “adequate consideration,” which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. “Adequate consideration” will be determined on or about the date the Ecolab Shares are to be tendered by the trustee. On such date, if the prevailing or closing market price of Ecolab Shares on the New York Stock Exchange exceeds the value of the shares of Apergy Stock to be received per Ecolab Share through the Offer and Merger, Fidelity will not be able to follow your direction to tender your Ecolab Shares.

EFFECT OF OFFER ON YOUR ACCOUNT

If you direct the trustee to offer for exchange some or all of the Ecolab Shares attributable to your account under the Plans, as of 4:00 p.m., Eastern time, on May 28, 2020, the business day following the Due Date, all exchanges out, loans, withdrawals and distributions involving the Stock Fund attributable to your account will be prohibited until processing related to the Offer (a “freeze”) is completed. This freeze is expected to end during the week of June 14, 2020. Balances in the Stock Fund will still be used to calculate amounts eligible for loans and withdrawals throughout this freeze on the Stock Fund. In the event that the Offer is extended, the freeze on these transactions involving the Stock Fund will, if feasible, be temporarily lifted until three business days prior to the new completion date of the Offer, as extended, at which time a new freeze on these transactions involving the Stock Fund will commence. If the Offer is terminated after the freeze on these transactions involving the Stock Fund is implemented, the freeze will be lifted as soon as it is feasible to do so. You may call Fidelity at 1-800-835-5091 to obtain updated information on expiration dates, deadlines and Ecolab stock investment option freezes. During the freeze you will be unable to direct or diversify your balance in the Stock Fund. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the freeze. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.

If you directed the trustee to NOT submit for exchange any of the Ecolab Shares attributable to your account or you did not provide directions to the trustee in a timely manner, you will continue to have access to all transactions involving the Stock Fund, subject to Plan rules. Please note, if the Offer is canceled or undersubscribed a broader freeze may have to be implemented; additional information about any such freeze will be provided as soon as administratively feasible.

Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. However, due to the timeline of the Offer, the administrator of your Plan was unable to furnish this notice of a blackout prior to April 28, 2020, 30 days before the freeze date.

TREATMENT OF APERGY STOCK RECEIVED BY THE PLANS

INDIVIDUAL PARTICIPANTS IN THE PLANS WILL NOT RECEIVE ANY OFFER PROCEEDS DIRECTLY. For any Ecolab Shares in the Plans that are tendered and accepted through the Offer, the Plans will ultimately receive shares of Apergy Stock upon the closing of the Merger. All of these proceeds will remain in the Plans and may be withdrawn or otherwise managed only in accordance with the terms of the Plans.

If some of the Ecolab Shares attributable to your Stock Fund investment(s) are accepted in the Offer, the shares of Apergy Stock received on your behalf by the Plans (following the closing of the Merger) will be invested in the new unitized Apergy Stock Fund as soon as administratively possible after receipt of such proceeds. Fidelity anticipates that the processing of participant accounts will be completed five (5) to seven (7) business days after receipt of these proceeds. You may call Fidelity at 1-800-835-5091 or log on to www.netbenefits.com after the reinvestment is complete to learn the effect of the Offer on your Plan account or to have the proceeds invested in other investment options offered under the Plan.

In the event of a clean-up spin-off, such shares distributed to Plan participants will be invested in the new unitized Apergy Stock Fund. In such case, additional information will be provided near that time.

ECOLAB SHARES OUTSIDE THE PLANS

If you hold Ecolab Shares directly, you will receive, under separate cover, Offer materials which can be used to exchange such Ecolab Shares. Those Offer materials may not be used to direct Fidelity to exchange or not exchange the Ecolab Shares attributable to your individual account under the Plans. The direction to exchange or not exchange Ecolab Shares attributable to your individual account under the Plans may only be made in accordance with the procedures in this letter on the Trustee Direction Form. Similarly, the enclosed Trustee Direction Form may not be used to exchange non-Plan Ecolab Shares.

FURTHER INFORMATION

If you require additional information concerning the procedure to offer for exchange Ecolab Shares attributable to your individual account under the Plans, please contact Fidelity at 1-800-835-5091. If you require additional information concerning the terms and conditions of the Offer, please call Georgeson, the information agent for the Offer, at 1-866-857-2624.

Sincerely,

Fidelity Management Trust Company